Exhibit 10.11
May 29, 2007
Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd, Fl.
New York, NY 10020
Dear Ripplewood Holdings L.L.C.:
     Since investment funds affiliated with or designated by Ripplewood Holdings L.L.C. became stockholders of RSC Holdings, Inc. (together with its subsidiaries, the “Company”), Ripplewood Holdings L.L.C. has provided the Company with financial, investment banking, management advisory and other services at the request of the Company. In connection with the Company’s initial public offering, the Monitoring Agreement between Ripplewood Holdings L.L.C. and the Company pursuant to which such services were provided will be terminated.
     Notwithstanding such termination, the Company and Ripplewood Holdings L.L.C. anticipate that from time to time Sponsor will provide services to the Company and assist the Company with financial, investment banking and other advisory and employee recruiting matters and that, in the course of providing such services and assisting with such matters Ripplewood Holdings L.L.C. may incur out of pocket expenses. The Company hereby agrees to reimburse Ripplewood Holdings L.L.C. for its actual out-of-pocket expenses incurred in connection with providing such services and assistance to the Company, including any such expenses accrued to date. This reimbursement obligation is separate from and in addition to any obligation on the part of the Company to reimburse any representative of Ripplewood Holdings L.L.C. who is a member of the board of directors of the Company.

RSC HOLDINGS lNC.
By:	/s/ Kevin Groman
	Name:	Kevin Groman
	Title:	SVP - General Counsel